UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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AptarGroup, Inc.

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

March 22, 2007

Dear Stockholder,

It is my pleasure to invite you to attend our annual meeting of stockholders on Wednesday, May 2, 2007. At the meeting, we will review AptarGroup’s performance for fiscal year 2006 and our outlook for the future.

A notice of the annual meeting and proxy statement are attached. You will also find enclosed voting instructions. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the internet or by telephone, or alternatively, to complete and return the enclosed proxy card as soon as possible in the accompanying postage-paid envelope.

I look forward to seeing you on May 2nd and addressing your questions and comments.

Sincerely,

Carl A. Siebel
President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424

March 22, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of AptarGroup, Inc. will be held on Wednesday, May 2, 2007 at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, 38th Floor, Chicago, Illinois, 60603 to consider and take action on the following:

1.	Election of three directors to terms of office expiring at the annual meeting in 2010; and

2.	Transaction of any other business that is properly raised at the meeting.

Your Board of Directors recommends a vote FOR the election of the director nominees.

Stockholders owning our common stock as of the close of business on March 8, 2007 are entitled to vote at the annual meeting. Each stockholder has one vote per share.

Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the internet (which is the most cost effective means for AptarGroup), toll free telephone number or by completing and mailing the enclosed proxy card.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

i

ii

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. to be held on Wednesday, May 2, 2007, beginning at 9:00 a.m., at the offices of Sidley Austin LLP, One South Dearborn Street, 38th Floor, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup’s Board of Directors to solicit your proxy for use at the annual meeting. It will be mailed to stockholders on or about March 22, 2007.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 8, 2007 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 8, 2007, there were 34,626,223 shares of common stock outstanding.

What am I voting on?

You are asked to vote on the election of three nominees to serve on our Board of Directors. The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposal?

The Board recommends a vote FOR the election of each of the Director nominees. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

You can vote your proxy in any of the following ways:

•	By Internet: AptarGroup encourages shareholders to vote by internet because it allows the least costly method of tabulating votes. You can vote by internet by following the instructions on your proxy card.

•	By Telephone: You can vote by touch tone telephone by following the instructions on your proxy card.

•	By Mail: Sign, date and complete the enclosed proxy card and return it in the prepaid envelope.

When voting to elect directors, you have three options:

•	Vote for all nominees

•	Vote for only some of the nominees

•	Withhold authority to vote for all or some nominees

If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all three nominees for director

You can revoke your proxy at any time before it is exercised by any of the following methods:

•	Entering a new vote by internet or telephone

•	Writing to AptarGroup’s Corporate Secretary

•	Submitting another signed proxy card with a later date

•	Voting in person at the annual meeting

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup’s common stock on March 8, 2007. There must be a quorum for the meeting to be held. With respect to proposals other than the election of directors, if any, proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How are shares in a 401(k) plan voted?

If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by internet or by telephone, or by completing and returning your proxy card. If you do not vote by internet or telephone or if you do not return your proxy card, or if you return it with unclear voting instructions, the trustee will vote the shares in your 401(k) account in the same proportion as the 401(k) shares for which voting instructions are received.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Any unvoted shares, called “broker non-votes,” will not affect the outcome of the matter put to a vote.

How many votes are required to elect each director nominee?

The three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election.

Who will count the votes?

Our agent, ADP Investor Communication Services, will count the votes cast by proxy or in person at the annual meeting.
Following is the proposal to be voted on at this year’s annual meeting.

PROPOSAL — ELECTION OF DIRECTORS

The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected for a new term expiring at the 2010 annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

Nominees for Election at This Meeting to Terms Expiring in 2010

	Director
Name	Since	Age	Principal Occupation and Directorships

Alain Chevassus	2001	62	Mr. Chevassus has been President of COSFIBEL (flexible plastic packaging) since 2000. From 1977 to 1999, he was President and Chief Executive Officer of Techpack International (a cosmetic packaging division of Alcan, Inc.).
Stephen J. Hagge	2001	55	Mr. Hagge has been Executive Vice President, Chief Financial Officer and Secretary of AptarGroup since 1993.
Carl A. Siebel	1993	72	Mr. Siebel has been President and Chief Executive Officer of AptarGroup since 1996.

The Board of Directors recommends a vote FOR each of the nominees for Director.

Directors Whose Present Terms Continue Until 2008

	Director
Name	Since	Age	Principal Occupation and Directorships

King W. Harris	1993	63	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments) and a Senior Executive at Chicago Metropolis 2020 (civic organization). Mr. Harris is also a director of Alberto-Culver Co. (a health and beauty products company).
Peter H. Pfeiffer	1993	58	Mr. Pfeiffer has been Vice Chairman of the Board since 1993.
Dr. Joanne C. Smith	1999	46	Dr. Smith is a physician at the Rehabilitation Institute of Chicago (‘‘RIC”) and became RIC’s President and Chief Executive Officer in 2006. From 2005 until 2006, Dr. Smith was President of RIC’s National Division and from 2002 to 2005, she served as RIC’s Senior Vice President, Corporate Strategy. Dr. Smith is also a director of Hillenbrand Industries, Inc. (healthcare, deathcare).

Directors Whose Present Terms Continue Until 2009

	Director
Name	Since	Age	Principal Occupation and Directorships

Stefan A. Baustert	2006	51	Mr. Baustert is a member of the Managing Board of Singulus Technologies AG (optical storage media) (‘‘Singulus”) and became the President and Chief Executive Officer of Singulus in 2006. From 2003 to 2006, Mr. Baustert was the Chief Financial Officer (‘‘CFO”) of Singulus. From 1997 to 2002, he was the CFO and a member of the Managing Board of E-Plus Mobilfunk GmbH & Co. KG (mobile communications equipment and services).
Rodney L. Goldstein	2003	55	Mr. Goldstein has been Chairman of Frontenac Company LLC (private equity investing) since 2003. For more than the past five years, he has been Managing Director of Frontenac. Mr. Goldstein represents Frontenac on the boards of directors of several privately held companies.
Ralph Gruska	1993	75	For more than the past five years, Mr. Gruska has been retired. From 1989 to 1991, Mr. Gruska served as Chairman and Chief Executive Officer of the Cosmetics Packaging and Dispensers Division of Cope Allman Packaging plc (a United Kingdom packaging company).
Leo A. Guthart	1993	69	Mr. Guthart has been the Managing Member of the General Partner of Topspin Partners L.P. (venture capital investing) since 2000. From 2001 to 2003, he was Executive Vice President of the Home and Building Control Group of Honeywell International Inc.

Corporate Governance

AptarGroup’s corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board of Directors Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site at the following address: http://www.aptargroup.com. Stockholders may obtain copies of these documents, free of charge, by sending a written request to our principal executive office at: 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

Corporate Governance Principles

The Board of Directors (“Board”) has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board of Directors to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

Ethical business conduct is a shared value of our Board, management and employees. AptarGroup’s Code of Business Conduct and Ethics applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

The Code of Business Conduct and Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup’s business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its web site.

Board Structure

The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under “Independence of Directors”. Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board has determined that all non-management directors (seven out of ten directors) are independent in accordance with the New York Stock Exchange listing standards. Those directors determined to be independent are: S. Baustert, A. Chevassus, R. Goldstein, R. Gruska, L. Guthart, K. Harris, and J. Smith. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

•	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

•	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is, or has an immediate family member who is, a current partner of a firm that provides internal audit services to the Company or is the Company’s external auditor (“firm”).

•	The director is a current employee of such a firm.

•	The director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

•	The director was, or has an immediate family member who was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•	The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the Company’s, or any executive officer’s, annual charitable contributions to the organization exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board considers the following to be immaterial when making independence determinations:

•	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

•	Investments by Messrs. Harris and Siebel in a private equity fund managed by Mr. Guthart which, in the aggregate, are less than 1% of the fund’s total net asset value.

•	Mr. Harris’ membership on the Board of Directors of Alberto-Culver Co., a customer of AptarGroup.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers. Executive sessions are led by a “Presiding Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Secretary at AptarGroup’s principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters — Stockholder Proposals” for a director nomination.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup’s independent directors.

Audit Committee

The Board has determined that each member of the Audit Committee (Messrs. Baustert, Goldstein, Guthart and Gruska) is financially literate and independent in accordance with the requirements of the New York Stock Exchange. The Board has also determined that Messrs. Baustert, Goldstein and Guthart qualify as “audit committee financial experts” as that term is defined in rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board considered, among other things, the relevant experience of Messrs. Baustert, Goldstein and Guthart as described under “Election of Directors.” The Audit Committee operates under a written charter that complies with all regulatory requirements.

This committee oversees the financial reporting process, system of internal controls and audit process of AptarGroup and reviews AptarGroup’s annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of AptarGroup’s external auditor and is responsible for the appointment, retention, termination, compensation and oversight of the external auditor. This committee also reviews AptarGroup’s process for monitoring compliance with laws, regulations and its Code of Business Conduct and Ethics.

Compensation Committee

The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s executives. This committee may not delegate its authority. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation. For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis”.

The Compensation Committee receives recommendations annually from Mr. Siebel regarding the compensation levels of our executive officers other than himself, including salary, bonus and equity compensation. In addition, this committee receives compensation market survey information from our Vice President of Human Resources, an executive officer of AptarGroup, including information prepared for the Company by Towers Perrin, a compensation consulting firm. For a further discussion of compensation information provided to the Compensation Committee by management, see our “Compensation Discussion and Analysis”.

Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. This committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management, including information prepared for management by outside advisers. In 2004, the Compensation Committee engaged the Hay Group, a compensation consulting firm, in order to conduct a review of the compensation levels of Messrs. Siebel, Pfeiffer, and Hagge. The review included a comparison to market survey information for salary, bonus, and equity compensation levels of similar positions at companies with revenue similar to those of AptarGroup. The Compensation Committee intends to engage outside advisers to perform similar work from time to time and at least once every three years.

Corporate Governance Committee

The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. This committee evaluates candidates recommended for Director by stockholders in the same way that it evaluates any other nominee. In identifying and evaluating nominees for Director, this committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. This committee may also take into consideration such factors and criteria as it deems appropriate, including the nominee’s character, judgment, business experience and acumen.

The Corporate Governance Committee develops and recommends to the Board AptarGroup’s corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as AptarGroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board Committee.

Executive Committee

The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

Board Meeting Attendance

The Board met 7 times in 2006. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Siebel, Pfeiffer and Hagge attended the 2006 annual meeting.

Committee Membership and Meetings Held
Corporate
Name	Governance	Audit		Compensation		Executive
S. Baustert (I)		X
A. Chevassus (I)				X
R. Goldstein (I)	X	X
R. Gruska (I)		X		X
L. Guthart (I)		X	*	X	*
S. Hagge						X
K. Harris (I)	X *			X		X	*
P. Pfeiffer						X
C. Siebel						X
J. Smith (I)	X
Number of Meetings in Fiscal 2006	2	9		4		4

X* — Chairperson; (I) — Independent Director

Board Compensation

Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of the following:

•	an annual retainer of $24,000, payable $6,000 per quarter

•	a fee of $3,500 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

•	a fee of $1,000 for each committee meeting attended in person, $1,000 for each phone meeting of the Audit Committee, and $250 for each phone meeting of a committee other than the Audit Committee

•	an annual retainer of $5,000 for the Chairpersons of the Audit and Compensation Committees

•	an annual fee of $110,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees

Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings.

Pursuant to the 2004 Director Stock Option Plan, on May 9, 2005, each non-employee director, except for Stefan A. Baustert who was not yet a member of the Board at that time, was granted a non-qualified option to purchase 8,000 shares of common stock at a purchase price of $51.33 per share. On May 8, 2006, Mr. Baustert was granted a non-qualified option to purchase 6,000 shares of common stock at a price of $54.36 per share. Of the option shares granted to each non-employee director, 2,000 shares became exercisable six months after the date of grant and an additional 2,000 shares become exercisable on the earlier of each anniversary of the date of grant or the day before each annual meeting of stockholders. Under the 2004 Director Stock Option Plan, a non-employee director is only eligible for one grant under the Plan.

Director Compensation
	Fees Earned or Paid in Cash
	($)
		Board
		Meeting and	Total Fees
	Annual	Committee	Earned or	Option
	Retainer	Related Fees	Paid in Cash	Awards	Total
Name	($)	($)	($)	($) (1)(2)	($)
S. Baustert	12,000	12,000	24,000	30,205	54,205
A. Chevassus	24,000	19,000	43,000	44,532	87,532
R. Goldstein	24,000	26,000	50,000	44,532	94,532
R. Gruska	24,000	28,250	52,250	44,532	96,782
L. Guthart	24,000	38,250	62,250	44,532	106,782
R. Hacker (3)	12,000	9,000	21,000	40,823	61,823
S. Hagge	—	—	—	—	—
K. Harris	110,000	—	110,000	44,532	154,532
P. Pfeiffer	—	—	—	—	—
C. Siebel	—	—	—	—	—
J. Smith	24,000	23,000	47,000	44,532	91,532

(1)	Option Award amounts represent the expense recorded in AptarGroup’s financial statements in 2006 as determined pursuant to Statement of Financial Accounting Standards 123R (“FAS 123R”). Assumptions used in the calculation of the expense related to stock options granted can be found in Note 14, “Stock-Based Compensation” to AptarGroup’s audited financial statements for the year ended December 31, 2006, included in AptarGroup’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 (“AptarGroup’s Financial Statements”). The compensation expense included above has not been reduced by any assumption of forfeiture. The grant date fair value (as determined pursuant to FAS 123R) of the option to purchase 6,000 shares of common stock granted to Mr. Baustert on May 8, 2006 was $103,560.

(2)	The aggregate number of options outstanding as of December 31, 2006 for each non-employee director is as follows: S. Baustert — 6,000, A. Chevassus — 8,000, R. Goldstein — 12,000, R. Gruska — 11,000, L. Guthart — 24,000, K. Harris — 24,000, and J. Smith — 20,000.

(3)	Prof. Dr. Robert Hacker served as a director until the 2006 Annual Meeting of Stockholders.

Executive Officer Compensation

Compensation Discussion and Analysis

We are a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. We have operations located throughout the world including North America, Europe, Asia and South America. Our senior management team is a diverse group of experienced executives who are based in the United States and in Europe. Accordingly, because certain executive officers reside in Europe, including Mr. Siebel (our principal executive officer or “PEO”) and Mr. Pfeiffer (our Vice Chairman), our compensation program reflects local customary practices in order for us to retain and motivate the best executive talent around the globe. The salary and bonus amounts for our PEO and Vice Chairman are denominated in U.S. dollars while the salary and bonus amounts for other European executive officers are denominated in Euros.

Following is a discussion and analysis of the compensation program in place for Mr. Siebel, Mr. Hagge (our principal financial officer or “PFO”) and the three other most highly compensated executive officers (each of the five is a named executive officer or a “NEO”) for 2006. It includes information regarding the overall objectives of our compensation program and each element of compensation that we provide to our NEOs.

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the AptarGroup web site located at: www.aptargroup.com. Under this charter, the Committee has the authority to retain outside advisers as deemed necessary. The Board has determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange.

When determining the compensation of executive officers other than the PEO, the Committee reviews recommendations prepared by the PEO, including salary and option grant level recommendations. In addition, the Committee reviews compensation survey information prepared for the Company by Towers Perrin, a compensation consulting firm, each year for the PEO, PFO and Vice Chairman positions, and, every two years for comparable executive officer positions other than the PEO, PFO and Vice Chairman.

Our Vice President of Human Resources, an executive officer of AptarGroup, annually provides the Committee with the following information relating to the compensation of Messrs. Siebel (PEO), Hagge (PFO) and Pfeiffer (Vice Chairman) and their respective positions:

•	Individual compensation data for the current and past 2 years.

•	Competitive market survey data compiled by Towers Perrin showing the 50th and 75th percentiles for base salary, performance bonus, and long-term incentives including equity awards. The survey data is based upon a regression analysis of manufacturing companies with revenues similar to those of AptarGroup.

•	Exhibits from the Survey Report on Top Management prepared by Watson Wyatt, a compensation-consulting firm, that includes compensation information of non-durable manufacturing companies with revenues similar to those of AptarGroup.

•	A copy of the Global Compensation Planning Report, prepared annually by Mercer Human Resource Consulting.

•	Compensation information for comparable positions disclosed in the proxy statements of the following publicly traded packaging companies: Owens-Illinois, Inc., Pactiv Corporation, and West Pharmaceutical Services, Inc.

The Committee has retained outside advisers in the past to validate and compare compensation information and recommendations it has received from management. In 2004, the Committee engaged the Hay Group, a compensation consulting firm, in order to conduct a review of the compensation levels of Messrs. Siebel, Pfeiffer, and Hagge. The review included a comparison to market survey information for salary, bonus, and equity compensation levels of similar positions at companies with revenue similar to those of AptarGroup. The Committee intends to engage outside advisers to perform similar work from time to time but at least once every three years.

Objectives of Our Compensation Programs

AptarGroup’s compensation program for our NEOs is designed to support our overall objectives of growing our business and increasing stockholder value. In order to achieve these objectives, it is necessary to retain and reward key executives who have the abilities and industry experience that are critical to our long-term success. The Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive salary. The use of equity also allows the Committee to align the interests of NEOs with those of stockholders. The Committee reviews historic compensation levels along with current market information, when determining new compensation levels for NEOs.

The program’s specific objectives are as follows:

A Substantial Portion of NEO Compensation Should Be Performance-Based.  Our compensation program is designed to reward AptarGroup’s short-term and long-term performance. In addition to base salary, the two largest components of total NEO compensation are annual bonus amounts and stock option grants. Annual bonus amounts, which are paid in cash or, at the election of the executive officer, paid in cash and restricted stock units (“RSUs”), are meant to reward our NEOs for positive current year results. The bonuses of Messrs. Siebel, Pfeiffer, and Hagge are discretionary as determined by the Committee after reviewing AptarGroup’s overall performance, strategic actions implemented, and individual leadership achievements. Annual bonuses of other executive officers, including the other NEOs, are based on formulas described below. Stock option awards, which vest ratably over a three-year period and have a ten-year expiration life, and RSUs that vest ratably over a three-year period, are meant to reward our NEOs for the long-term success and growth of our company that is reflected in the increased value of our common stock over time.

When reviewing the portion of compensation that is performance based as described above in relation to total compensation, the Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Compensation Committee considers the value of the equity award in relation to total compensation. AptarGroup is required to record expense related to equity awards according to specific rules contained in the Statement of Financial Accounting Standards 123R (“FAS 123R”). According to those rules, the expense related to equity awards granted to our retirement eligible employees (as defined in our Stock Awards Plan that has been approved by shareholders) must be recorded in full in the year of grant, while expense related to equity awards granted to employees not yet retirement eligible, is recorded over the vesting period of three years. Therefore the amount of equity award compensation included in the Summary Compensation Table included in this proxy statement, will depend on the retirement eligibility of each NEO. Current NEOs are all retirement eligible.

Taken together, the combined annual bonus amount, and stock award and option values (representing the annual compensation expense recorded on AptarGroup’s financial statements as determined under FAS 123R), represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2006: 80% for Mr. Siebel, 77% for Mr. Hagge, 81% for Mr. Pfeiffer, 64% for Mr. Meshberg, and 63% for Mr. Ruskoski.

A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.  We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receives a substantial portion of their compensation in the form of equity awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that AptarGroup’s leaders are personally sensitive to and aligned with the interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options and, to a lesser degree, restricted stock units. Awarded stock option and RSU values (representing the annual compensation expense recorded on AptarGroup’s financial statements as determined under FAS 123R) represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2006: 61% for Mr. Siebel, 55% for Mr. Hagge, 64% for Mr. Pfeiffer, 54% for Mr. Meshberg, and 47% for Mr. Ruskoski.

When including stock options that are currently exercisable within 60 days of March 8, 2007 (date of record for voting at the annual meeting), AptarGroup’s executive officers and directors, as a group, own approximately 7.9% of the outstanding shares of our common stock. This collective group ownership would rank as the third largest holding among institutional investors’ holdings of AptarGroup common stock.

Our Compensation Program for NEOs Should Allow Us to Compete for the Best Executive Talent.  Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The Committee has historically striven to create a compensation package for NEOs that delivers combined salary and bonus that is between the 50th and 75th percentile of the combined salary and bonus delivered by companies with revenues similar to those of AptarGroup.

The Elements of Our Compensation Program

Cash Compensation

Our compensation program for NEOs includes cash compensation in the form of base salary and annual bonus amounts. We believe that it is necessary to provide certain cash-based compensation to remain competitive in attracting the best executive talent in the marketplace. The components comprising the cash portion of total compensation are described below.

Salary.  We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed. The salary levels of Messrs. Siebel, Pfeiffer, and Hagge are established by the Committee each January after evaluating individual performances and discussing the information provided by the Vice President of Human Resources and the recommendations of the PEO as discussed earlier. The salary levels of other executive officers, including the other NEOs, are also set each January after evaluating and discussing the recommendations of our PEO, and the market information provided by Towers Perrin for the other executive officer positions. For executive officers with employment agreements, a minimum level of salary is sometimes specified in the agreement. In January 2006, the Committee established the following salary levels for the NEOs with the respective increases over the prior year noted in parentheses: Mr. Siebel — $780,000 (5.4%), Mr. Hagge — $400,000 (5.3%), Mr. Pfeiffer — $525,000 (6.1%), Mr. Meshberg — $365,000 (3.4%), and Mr. Ruskoski — $340,000 (4.6%).

Bonus Plans.  We believe that the bonus plans accomplish the important objective of rewarding short-term performance. In addition, to encourage executive officer share ownership, executive officers may defer up to 50% of their annual cash bonus and receive, in lieu of cash, a grant of RSUs equal to the deferred amount plus an additional 20%. The value of each RSU is determined by the closing share price on the New York Stock Exchange on the day of grant.

The bonuses of Messrs. Siebel, Pfeiffer, and Hagge are discretionary as determined by the Committee after reviewing AptarGroup’s overall performance, strategic actions implemented, and individual leadership achievements. Based upon an evaluation of these criteria, including, in particular, the strong financial performance of AptarGroup during 2006 in which AptarGroup reported record net sales and earnings per share and achieved its 41st consecutive year of sales growth, the Committee established on February 7, 2007, the total 2006 bonuses for Messrs. Siebel, Hagge, and Pfeiffer as follows: Mr. Siebel — $760,000 in cash, Mr. Hagge — $435,000 of which $385,000 was in cash and $50,000 was in RSU value pursuant to Mr. Hagge’s election to take a portion of his annual bonus in RSUs, and Mr. Pfeiffer — $480,000 in cash. Pursuant to our program to encourage executive officer share ownership mentioned above and because Mr. Hagge elected to receive $50,000 of his annual bonus in the form of RSUs, Mr. Hagge received additional RSUs valued at $10,000 in addition to his total bonus amount.

The cash bonus program for the other NEOs does not establish performance targets, but rather allows for a reward that is contingent on certain financial metrics. Profit growth and return on capital are weighted most important in determining annual bonuses. We believe that our three-part bonus formula, which includes elements for the NEO’s respective business segment’s profit growth, return on capital for the respective business segment and an element for the growth in the earnings per share of AptarGroup, is a fair and effective reward system.

The 2006 bonus amount earned by Mr. Ruskoski was $146,200 in cash. The 2006 bonus amount earned by Mr. Meshberg was $208,000 of which $104,000 was in cash and $104,000 was in RSU value pursuant to Mr. Meshberg’s election to take a portion of his annual bonus in RSUs. Pursuant to our program to encourage executive officer share ownership mentioned above and because Mr. Meshberg elected to receive $104,000 of his annual bonus in the form of RSUs, Mr. Meshberg received additional RSUs valued at $20,800 in addition to his total bonus amount.

In 2006, the mix of salary versus bonus (including cash bonus and any deferred bonus taken in the form of RSUs, but excluding the value of any additional RSUs granted as part of our program to encourage executive officer share ownership), respectively, for the NEOs was as follows: 51/49 for Mr. Siebel, 48/52 for Mr. Hagge, 52/48 for Mr. Pfeiffer, 64/36 for Mr. Meshberg, and 70/30 for Mr. Ruskoski.

Equity Compensation

As described above, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards because the Committee believes that such awards serve to align the interests of NEOs and our stockholders. Equity awards granted to our NEOs are made pursuant to our Stock Awards Plan (the “SAP”) which has been approved by stockholders. While the SAP provides for awards in the form of stock options, restricted stock, RSUs, and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, restricted stock units, issued to NEOs at their election in lieu of a portion of their cash bonus as described above. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation. Both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period. As mentioned above, when determining the appropriate amount of equity compensation to be awarded to executive officers, the Committee considers the value of the equity award in relation to total compensation. AptarGroup is required to record expense related to equity awards according to specific rules contained in FAS 123R.

The amount of compensation provided in the form of equity awards as determined by the Committee in a given year is dependent on the value of the option grant on the date of grant relative to the executive’s cash compensation. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity, strikes a reasonable balance. This mix of equity and cash compensation gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to motivate the NEOs to pursue specific short and long-term performance goals. For 2006, total equity compensation (comprised of the value of stock options and RSUs granted) represented approximately 59% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, cash bonus, and other compensation) represented approximately 41% of total compensation (excluding changes in pension benefit valuations).

A description of the form of equity awards that may be made under the SAP follows:

Stock Options.  Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP’s terms.

Restricted Stock Units.  RSUs convert into shares of our common stock if the recipient is still employed by us on the date that RSUs vest. RSUs granted under the SAP vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

Practices Regarding the Grant of Options

All option awards made to NEOs or any other employee are authorized by the Committee. The Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, on a single date each year. For 9 out of the last 10 years, the Committee has granted these annual awards at its regularly scheduled meeting in January. The one exception relates to the Committee’s decision to delay the granting of options in 2004 until stockholders approved the 2004 Stock Awards Plan, in which case the Committee granted options in June of that year. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made on a consistent basis and therefore has maintained this approach over the past decade.

While NEO option awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times, generally in connection with the initial hiring of a new executive officer or key employee.

All option awards made to our NEOs, or any of our other employees or directors, are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

Perquisites

Perquisites have historically been insignificant in comparison to total NEO compensation and therefore generally do not affect the decisions of the Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and financial advisory services. The Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Committee reviews the perquisites provided to its NEOs on a regular basis.

Deferred Compensation Plans

We do not have deferred compensation plans other than a customary plan for French executive officers and employees. Currently, none of our NEOs participates in this plan. Any supplemental retirement or profit sharing plans are discussed below.

Post-Termination Compensation

Employment Agreements.  We have entered into employment agreements with certain executive officers, including the NEOs. We believe the post-termination commitments included in the NEOs’ employment agreements are not substantially different from what is typically seen at other companies with revenues similar to those of AptarGroup. The employment agreement of Messrs. Siebel and Pfeiffer provide for guaranteed minimum salary levels, retirement benefits and death benefits. In lieu of accruing additional retirement benefits for Mr. Siebel beyond the year 2000, the Committee and Mr. Siebel agreed that annual benefits under the pension agreement would be fixed at 60% of his 2000 base salary, subject to cost of living adjustments. In the event of his death, this agreement provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving payments from this pension in February 2000, and pension payments for the year 2006, which are denominated in Euros, were equivalent to approximately $475,000.

The employment agreements of Messrs. Hagge, Ruskoski and Meshberg provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Committee’s decisions concerning other compensation elements.

We believe that these employment agreements, including any post-termination compensation arrangements, are an important part of overall compensation for our NEOs. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under “Potential Payments Upon Termination of Employment”.

Pension Plans and Retirement Agreements.

We believe that the pension plans and retirement agreements are an important part of our NEO compensation program. These plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our stockholders.

U.S. Employees

Our U.S.-based NEOs participate in our funded, tax-qualified, noncontributory defined-benefit pension plan (“U.S. Pension Plan”) that covers the majority of our U.S. employees. Benefits under the U.S. Pension Plan are based upon the employee’s career earnings with AptarGroup and are payable after retirement in the form of an annuity or a lump sum. Earnings, for purposes of the calculation of benefits under the U.S. Pension Plan, are generally defined to include salary and bonuses. The amount of annual earnings that may be considered in calculating benefits under the U.S. Pension Plan is limited by law. For 2006, the annual limitation is $220,000.

Benefits under our U.S. Pension Plan are calculated as an annuity equal to 1.2 percent of the average of the Social Security taxable wage bases in effect for each year of employment, plus 1.85 percent of the participant’s earnings above the average of the Social Security taxable wage bases in effect for each year up to the annual limitation imposed by law mentioned above. For years of service exceeding 35 years, benefits accrue at a rate of 1.2 percent of earnings for each respective year beyond 35 years. Contributions to the U.S. Pension Plan are made entirely by AptarGroup and are paid into a trust fund from which the benefits of participants will be paid. The Pension Plan limits pensions paid under the Plan to the maximum payment allowed by the Internal Revenue Service (“IRS”).

We also have a U.S. Supplemental Pension Plan (the “U.S. Supplemental Plan”). This is an unfunded plan that provides, out of our general assets, an amount substantially equal to the difference between the amount that would have been payable under the U.S. Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the U.S. Pension Plan. In certain circumstances, we may fund trusts established to secure obligations to make payments under the U.S. Supplemental Plan.

Non-U.S. Employees

Messrs. Siebel and Pfeiffer have individual retirement agreements that are customary for executives of similar rank in Europe that provide for a defined benefit upon retirement. As mentioned earlier, Mr. Siebel’s pension agreement provides him with annual pension compensation, subject to cost of living adjustments, of 60% of his Euro denominated 2000 base salary for life. Mr. Pfeiffer’s pension agreement provides him with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year’s base salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $171,000.

Profit Sharing and Savings Plans.

We maintain profit sharing and savings plans for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

U.S. Employees

We have a tax-qualified retirement savings plan (“U.S. Savings Plan”) that is available to our employees, including our NEOs. Employees may contribute a percentage of their pre-tax earnings (limited by anti-discriminatory rules and regulations) to the U.S. Savings Plan and we will make a matching contribution equal to $0.50 for each $1 contributed by our employees, up to a maximum matching contribution of 3% of the employee’s earnings. Annual contributions are in accordance with IRS regulations and limits. Amounts held in the U.S. Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Non-U.S. Employees

Certain employees, including certain executive officers but not including any NEOs, participate in local profit sharing and savings plans depending on the country of residence.

Stock Trading Guidelines

We have an Insider Trading Policy that applies to senior management, including the NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock. Generally, it also establishes a blackout window that prohibits senior management from entering into transactions regarding our common stock from 30 days prior to the date of a regularly scheduled financial press release, through 24 hours after such release (excluding the exercise of a vested stock option with which shares are purchased under the option but not sold). We may impose additional blackout periods from time to time, if we believe it is necessary.

Tax Considerations

Section 162(m) of the U.S. IRS Code generally disallows a tax deduction for compensation in excess of $1 million paid to our PEO and the four other most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year, or is “performance based”, as defined in Section 162(m). It is our general policy to qualify U.S. incentive compensation of executives for deductibility under Section 162(m). Historically, U.S. covered compensation has not exceeded IRS Code Section 162(m) limits. Because Messrs. Siebel and Pfeiffer currently reside in Europe, only portions of their compensation are considered U.S. covered compensation, none of which has exceeded IRS Section 162(m) limits.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AptarGroup, Inc. oversees AptarGroup’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Leo A. Guthart (Chair)
Alain Chevassus
Ralph Gruska
King W. Harris

Summary Compensation Table

The table below contains 2006 compensation information for our President and Chief Executive Officer, Chief Financial Officer, and the top three compensated other executive officers of AptarGroup. Salaries were paid and option awards were granted in 2006. The bonus amounts were earned in 2006 and determined on February 7, 2007 once the 2006 consolidated financial results of AptarGroup were completed. Stock awards are related to the executive’s election to receive a portion of the annual bonus in the form of restricted stock units in lieu of cash and were granted on February 8, 2007. All of the named executive officers are deemed retirement eligible as defined by the Stock Awards Plans that have been approved by stockholders. As a result, in accordance with FAS 123R, the amounts shown for any equity awards granted in 2006, reflect the full value of that award. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2006, see our “Compensation Discussion and Analysis”.

Summary Compensation Table
						Changes in
						Pension Value
						and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)(5)	($) (6)	($)
Carl A. Siebel President and Chief Executive Officer	2006	780,000	760,000	—	2,372,050	—	—	3,912,050
Stephen J. Hagge Executive Vice President and Chief Financial Officer and Secretary	2006	400,000	435,000	10,000	922,462	74,963	12,112	1,854,537
Peter H. Pfeiffer Vice Chairman of the Board	2006	525,000	480,000	—	1,844,928	249,425	31,427	3,130,780
Emil D. Meshberg Vice President	2006	365,000	208,000	20,800	448,054	59,031	11,438	1,112,323
Eric S. Ruskoski President, Seaquist Closures LLC	2006	340,000	146,200	—	448,054	67,764	11,473	1,013,491

(1)	Bonus amounts include cash bonus and the value of RSUs granted in lieu of cash at the executive’s election. The bonuses of Messrs Siebel, Pfeiffer and Ruskoski are comprised of only cash. Messrs. Hagge and Meshberg elected to take the following bonus amounts in the form of cash and RSUs, respectively, Hagge: cash — $385,000, RSUs — $50,000 (total $435,000); Meshberg: cash — $104,000, RSUs $104,000 (total $208,000). RSUs vest over a three year period; however, because the executives are retirement eligible, the values included in the table above represent the full compensation expense of the grant recorded in AptarGroup’s financial statements as determined pursuant to FAS 123R. The compensation expense included above has not been reduced by any assumption of forfeiture. Assumptions used in the calculation of the RSU values are included in Note 14, “Stock-Based Compensation” to AptarGroup’s audited financial statements for the year ended December 31, 2006, included in AptarGroup’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 (“AptarGroup’s Financial Statements”). The number of RSUs granted to Messrs Hagge and Meshberg in lieu of cash were as follows: Hagge — 816; Meshberg — 1,698.

(2)	Stock Award compensation represents additional RSUs granted to an executive officer who elected to take a portion of his annual bonus in the form of RSUs. The compensation amount reflected in this column represents 20% of the value of the bonus that was taken in the form of RSUs. RSU grants vest over a three year period; however, because the executives are retirement eligible, the values included in the table above represent the full compensation expense of the grant recorded by AptarGroup according to FAS 123R. Assumptions used in the calculation of the RSU values are the same as those referred to in note (1) above. The number of RSUs granted to Messrs Hagge and Meshberg were as follows: Hagge — 164, Meshberg — 340. Information regarding the total amount of RSUs granted in relation to the 2006 bonus amounts is shown below and the total amounts can also be found in Note 1 to the “Grants of Plan-Based Awards” table.

Amounts Included
In Stock Awards
	Amounts Included	Column For
	In Bonus Column	Additional 20%
	Above Taken	On Amounts Taken
	In Lieu Of Cash	In Lieu of Cash	Combined Total
	($)/(#RSUs)	($)/(#RSUs)	($)/(#RSUs)

S. Hagge	$50,000/816	$10,000/164	$60,000/980
E. Meshberg	$104,000/1,698	$20,800/340	$124,800/2,038

(3)	Option Award compensation represents the expense recorded in AptarGroup’s Financial Statements as determined pursuant to FAS 123R. Accordingly, because each named executive officer was retirement eligible during 2006, the compensation amount in this column includes the full expense for all options granted to the respective executive officer 2006, as well as a prorated portion of the expense related to grants made in 2005 and 2004 (in each case, one third of a full year’s expense). The compensation expense included above has not been reduced by any assumption of forfeiture. Assumptions used in the calculation of the expense related to options granted in 2006, 2005 and 2004, can be found in Note 14, “Stock-Based Compensation” to AptarGroup’s Financial Statements.

(4)	Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 8, “Retirement and Deferred Compensation Plans” to AptarGroup’s Financial Statements. Mr. Siebel stopped accruing pension benefits, and began receiving distributions under his pension agreement in 2000 when he reached the age of 65, and Mr. Pfeiffer is eligible to receive full pension benefits at age 60. All other named executive officers are eligible to receive full pension benefits once they reach age 65.

(5)	Messrs. Siebel and Pfeiffer participate in non-qualified defined benefit pension plans that are part of their respective employment agreements. The present value of accrued benefits for Mr. Siebel decreased in 2006 by approximately $470,000 (denominated in Euros and translated to U.S. dollars using the average exchange rate for the year), primarily due to the payment he received under his pension agreement. The change in the present value of the accrued benefits for Messrs. Hagge, Meshberg, and Ruskoski represent the changes in accrued benefits from both qualified and non-qualified defined benefit plans as follows:

	U.S. Pension Plan	U.S. Supplemental Plan
	Qualified Plan	Non-qualified Plan	Total

S. Hagge	$16,793	$58,170	$74,963
E. Meshberg	29,122	29,909	59,031
E. Ruskoski	29,277	38,487	67,764

(6)	Amount of other compensation for Messrs. Hagge, Meshberg, and Ruskoski represents Company contributions to profit sharing and savings plans and premiums related to Company-provided supplemental disability and term life insurance. Amount of other compensation for Mr. Pfeiffer is comprised of approximately $27,000 relating to a company-provided automobile with the remainder relating to company-provided term life insurance.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

The table below includes information regarding grants of stock options in 2006 and grants of RSUs that were awarded in 2006 in connection with the executive’s 2005 bonus if the executive elected to receive a portion of the 2005 bonus in the form of RSUs in lieu of cash. The grant date fair value of restricted stock units is calculated using, and the exercise price of option awards represents, the closing price of AptarGroup’s Common Stock on the New York Stock Exchange on the date of grant. The grant date fair value of option awards represents the value of the option awards as determined under FAS 123R.

Grants of Plan-Based Awards
		Stock	Option
		Awards:	Awards:
		Number of	Number of	Exercise or	Grant Date
		Shares of	Securities	Base Price	Fair Value of
		Stock or	Underlying	of Option	Stock and
		Units	Options	Awards	Option Awards
Name	Grant Date	(#) (1)	(#)	($/Sh)	($)
C. Siebel	01/18/06	—	90,000	54.02	1,448,100
S. Hagge	01/18/06	—	35,000	54.02	563,148
	02/09/06	1,091	—	—	60,000
P. Pfeiffer	01/18/06	—	70,000	54.02	1,126,300
E. Meshberg	01/18/06	—	17,000	54.02	273,530
	02/09/06	616	—	—	33,900
E. Ruskoski	01/18/06	—	17,000	54.02	273,530
	02/09/06	436	—	—	24,000

(1)	Amounts represent restricted stock units granted to the named executive officers at their election to receive RSUs in lieu of a portion of their 2005 cash bonus (paid/awarded in 2006) and an additional 20% of the elected amount granted to those officers making such election. Also, on February 8, 2007, Messrs. Hagge and Meshberg were awarded RSUs in lieu of a portion of their 2006 cash bonus at their election, and an additional 20% of the elected amount. The number of RSUs granted and the grant date fair value of each award granted in 2007 to Messrs. Hagge and Meshberg are as follows: Hagge — 980 / $60,000; Meshberg — 2,038 / $124,800.

The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable (1)	($) (2)	Date	(#) (3)	($) (4)
C. Siebel	60,000	—	27.19	01/21/09	—	—
	56,000	—	22.75	01/26/10	—	—
	56,000	—	28.06	01/22/11	—	—
	80,000	—	29.91	01/21/12	—	—
	90,000	—	30.25	01/20/13	—	—
	60,000	30,000	40.12	06/03/14	—	—
	30,000	60,000	48.50	01/19/15	—	—
	—	90,000	54.02	01/18/16	—	—
S. Hagge	—	—	—	—	2,388	140,988
	10,000	—	24.91	01/22/08	—	—
	21,000	—	27.19	01/21/09	—	—
	20,000	—	22.75	01/26/10	—	—
	20,000	—	28.06	01/22/11	—	—
	26,000	—	29.91	01/21/12	—	—
	35,000	—	30.25	01/01/13	—	—
	23,333	11,667	40.12	06/03/14	—	—
	11,667	23,333	48.50	01/19/15	—	—
	—	35,000	54.02	01/18/16	—	—
P. Pfeiffer	47,000	—	27.19	01/21/09	—	—
	44,000	—	22.75	01/26/10	—	—
	44,000	—	28.06	01/22/11	—	—
	60,000	—	29.91	01/21/12	—	—
	70,000	—	30.25	01/20/13	—	—
	46,667	23,333	40.12	06/03/14	—	—
	23,333	46,667	48.50	01/19/15	—	—
	—	70,000	54.02	01/18/16	—	—

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable (1)	($) (2)	Date	(#) (3)	($) (4)
E. Meshberg	—	—	—	—	1,003	59,217
	17,000	—	28.06	01/22/11	—	—
	17,000	—	29.91	01/21/12	—	—
	17,000	—	30.25	01/01/13	—	—
	11,333	5,667	40.12	06/03/14	—	—
	5,667	11,333	48.50	01/19/15	—	—
	—	17,000	54.02	01/18/16	—	—
E. Ruskoski	—	—	—	—	1,035	61,106
	18,000	—	27.19	01/21/09	—	—
	17,000	—	22.75	01/26/10	—	—
	17,000	—	28.06	01/22/11	—	—
	17,000	—	29.91	01/21/12	—	—
	17,000	—	30.25	01/20/13	—	—
	11,333	5,667	40.12	06/03/14	—	—
	5,667	11,333	48.50	01/19/15	—	—
	—	17,000	54.02	01/18/16	—	—

(1)	Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January	June	January	January
	2007	2007	2008	2009	Total

C. Siebel	60,000	30,000	60,000	30,000	180,000
S. Hagge	23,333	11,667	23,333	11,667	70,000
P. Pfeiffer	46,667	23,333	46,667	23,333	140,000
E. Meshberg	11,333	5,667	11,333	5,667	34,000
E. Ruskoski	11,333	5,667	11,333	5,667	34,000

(2)	Stock options are granted with an exercise price equal to closing price of AptarGroup’s common stock on the New York Stock Exchange on the date of grant.

(3)	Stock awards represent RSUs that were granted in connection with elections by the executive officers to receive a portion of their annual bonuses in the form of RSUs in lieu of cash. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer on the dates indicated:

	02/09/07	02/11/07	02/09/08	02/09/09	Total

S. Hagge	771	483	770	364	2,388
E. Meshberg	206	387	205	205	1,003
E. Ruskoski	349	193	348	145	1,035

(4)	The market value of RSUs that have not yet vested is calculated using the closing price of AptarGroup’s common stock on the New York Stock Exchange on December 29, 2006, which was $59.04 per share.

Option Exercises and Stock Vested

The table below provides information on stock option exercises and the vesting of RSUs in 2006.

Option Exercises and Stock Vested
	Stock Options		Restricted Stock Units
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)
Carl A. Siebel	106,000	3,549,530	3,194	181,911
Stephen J. Hagge	11,000	339,391	1,657	93,548
Peter H. Pfeiffer	47,000	1,649,876	314	17,904
Emil D. Meshberg	17,000	647,870	1,100	62,656
Eric S. Ruskoski	18,000	584,798	785	44,295

(1)	Value realized represents the difference between the closing price on the New York Stock Exchange of AptarGroup’s common stock on the date of exercise and the exercise price of the option award.

(2)	Value realized represents the closing price on the New York Stock Exchange of AptarGroup’s common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

Mr. Siebel’s employment agreement provides for employment through December 31, 2007 at a minimum salary of $810,000 per year (which is the 2007 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement and provides for a payment of three months’ salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Siebel by written notice seven months before the end of the then current contract period. A separate pension agreement provides Mr. Siebel with annual pension compensation, subject to cost of living adjustments, of 60% of his Euro denominated 2000 salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving payments from this pension in February 2000, and pension payments for the year 2006, which are denominated in Euros, were equivalent to approximately $475,000. Benefits are not subject to reduction for Social Security benefits or other offset items.

Mr. Pfeiffer’s employment agreement provides for employment through April 21, 2008 at a minimum salary of $550,000 per year (which is the 2007 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement and provides for a payment of three months’ salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of five years, unless it is terminated by AptarGroup or Mr. Pfeiffer by written notice one year before the end of the then current contract period; however, the agreement automatically terminates on June 28, 2013. A separate pension agreement provides Mr. Pfeiffer with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year’s salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $170,000. Estimated annual pension benefits upon retirement at age 60 (assuming the 2007 salary remains constant) are equivalent to $330,000. Benefits are not subject to reduction for Social Security or other offset items.

Mr. Hagge’s employment agreement expires December 1, 2009. The agreement automatically extends for one additional year each December 1. AptarGroup or Mr. Hagge may terminate the automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date. The agreement provides that Mr. Hagge will receive a minimum salary of $420,000 (which is the 2007 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage. If employment ends on account of death, Mr. Hagge’s estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year’s salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without “good reason” (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without “cause” (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

After a change in control of AptarGroup, if Mr. Hagge’s employment is terminated without “cause” or if he terminates his employment for “good reason”, in each case within two years following the change in control, Mr. Hagge is entitled to receive (i) a lump-sum payment equal to two times his annual salary and bonus amounts, based on the highest annualized amounts received in the 12 month period preceding the termination, (ii) a prorated annual bonus and (iii) all medical, disability and life insurance coverage then in effect for a period of two years following termination. In the event that such payments and benefits subject Mr. Hagge to any excise tax, Mr. Hagge would generally be entitled to receive a “gross-up” payment to reimburse him for such excise tax. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

Mr. Ruskoski’s employment agreement contains terms that are substantially identical to Mr. Hagge’s agreement, including the date the agreement expires and related extension provisions, except that Mr. Ruskoski’s agreement provides that he will receive a minimum salary of $353,000 (which is the 2007 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement.

Mr. Meshberg’s employment agreement provides for employment through February 17, 2008 at a minimum annual salary of $375,000 (which is the 2007 salary approved by the Compensation Committee), which amount may be increased (but not decreased) over the remaining term of the agreement. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Meshberg by written notice six months before the end of the then current contract period. Mr. Meshberg’s employment agreement provides that if he is terminated without “cause” or if he terminates for “good reason” (which includes, among other things, a change in control of AptarGroup), Mr. Meshberg will continue to receive his salary until the later to occur of February 17, 2009 or 24 months following the date of termination of employment. Mr. Meshberg is also entitled to receive any accrued salary and bonus through the date of termination, as well as certain other benefits.

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment”.

Pension Benefits

Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup’s non-qualified supplemental retirement plan (“SERP”). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits in the event of a change of control.

Messrs. Siebel and Pfeiffer are not eligible to receive benefits under the Pension Plan but, as described above under “Employment Agreements”, Messrs. Siebel and Pfeiffer are entitled to certain pension benefits pursuant to their respective employment agreements.

The table below includes information relating to the defined benefit retirement plans of each NEO. Assumptions used to determine the present value of accumulated benefit as of December 31, 2006 are the same as those found in Note 8, “Retirement and Deferred Compensation Plans” to AptarGroup’s Financial Statements.

Pension Benefits
		Number of
		Years of
		Credited	Present Value of	Payments During the
		Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name (1)	(#) (2)	($)	($) (3)
Carl A. Siebel	Retirement Agreement	n/a	6,671,733	474,555
Stephen J. Hagge	Employees’ Retirement Plan	25	347,888	—
	Supplemental Retirement Plan	25	471,505	—
Peter H. Pfeiffer	Retirement Agreement	n/a	5,973,733	—
Emil D. Meshberg	Employees’ Retirement Plan	8	187,592	—
	Supplemental Retirement Plan	8	212,197	—
Eric S. Ruskoski	Employees’ Retirement Plan	31	499,924	—
	Supplemental Retirement Plan	31	310,938	—

(1)	The retirement agreements of Messrs. Siebel and Pfeiffer represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

(2)	The retirement agreements of Messrs. Siebel and Pfeiffer are based on a percentage (60%) of final pay at age 65 and therefore years of credited service is not considered in determining their pension payments.

(3)	Mr. Siebel stopped accruing pension benefits and began receiving payments from this pension plan in February 2000 upon attaining the age of 65. Payments are denominated in Euros and translated to U.S. dollars using the average exchange rate for the year.

Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded the named executives if any of the various termination scenarios presented below occurred on December 31, 2006.

		Continuation	Acceleration of
		of Medical/	Equity Awards		Total
Name / Termination	Cash	Welfare	(value as of		Termination
Scenario	Payment	Benefits	12/31/06)	Other	Benefits
Carl A. Siebel
• Normal Expiration of Employment Agreement	—	—	—	—	—
• Involuntary Termination	$780,000	—	—	—	$780,000
• Involuntary or Good Reason Termination After a Change in Control (“CIC”)	$780,000	—	$1,651,800	—	$2,431,800
• Disability	$736,000	—	$1,651,800	—	$2,387,800
• Death	$195,000	—	$1,651,800	—	$1,846,800
Stephen J. Hagge
• Normal Expiration of Employment Agreement	$400,000	$9,500	—	—	$409,500
• Involuntary Termination	$1,166,667	$40,250	—	$29,167	$1,236,084
• Involuntary or Good Reason Termination After a CIC	$1,670,000	$27,600	$783,357	—	$2,480,957
• Disability	$266,680	—	$783,357	—	$1,050,037
• Death	$400,000	—	$783,357	—	$1,183,357
Peter H. Pfeiffer
• Normal Expiration of Employment Agreement	—	—	—	—	—
• Involuntary Termination	$700,000	—	—	—	$700,000
• Involuntary or Good Reason Termination After a CIC	$700,000	—	$1,284,720	—	$1,984,720
• Disability	$481,000	—	$1,284,720	—	$1,765,720
• Death	$131,250	—	$1,284,720	—	$1,415,970
Emil D. Meshberg
• Normal Expiration of Employment Agreement	—	—	—	—	—
• Involuntary Termination	$730,000	—	—	—	$730,000
• Involuntary or Good Reason Termination After a CIC	$730,000	—	$371,225	—	$1,101,225
• Disability	—	—	$371,225	—	$371,225
• Death	$1,000,000	—	$371,225	—	$1,371,225

		Continuation	Acceleration of
		of Medical/	Equity Awards		Total
Name / Termination	Cash	Welfare	(value as of		Termination
Scenario	Payment	Benefits	12/31/06)	Other	Benefits
Eric S. Ruskoski
• Normal Expiration of Employment Agreement	$340,000	$8,426	—	—	$348,426
• Involuntary Termination	$991,667	$36,680	—	$29,167	$1,057,513
• Involuntary or Good Reason Termination After a CIC	$980,600	$25,152	$373,116	—	$1,378,868
• Disability	$226,678	—	$373,116	—	$599,794
• Death	$340,000	—	$373,116	—	$713,116

Normal Expiration of Employment Agreement

As a condition to the employment agreements of Messrs. Hagge and Ruskoski, each executive would receive their current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health, term life, and disability insurance premiums) for a period of one year following the date of expiration of their respective agreements. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Involuntary Termination

Amounts shown above represent the base salaries and, if applicable, health and welfare benefits, and the use of a company-provided automobile (incremental cost to the company shown in the “Other” column above) that each named executive would be entitled to receive over the remaining term of their employment agreements. Amounts would be paid and benefits would be provided on a monthly basis for the remaining term of each respective agreement.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

While the employment agreements of Messrs. Siebel and Pfeiffer do not contain specific CIC provisions, the cash payment amounts shown represent the base salaries that each would be entitled to receive over the remaining term of their employment agreements. Cash payment amounts shown for Messrs. Hagge and Ruskoski represent, according to their respective employment agreements and the CIC provisions therein, two times their highest salary and bonus amounts earned or payable in the past three fiscal years. The cash payment amount shown for Mr. Meshberg represents, according to his employment agreement and the CIC provisions therein, two times his current base salary. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The agreements of Messrs. Hagge and Ruskoski also provide for the continuation of health and welfare benefits currently provided, for a period of two years following the date of termination.

AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 29, 2006. Further information regarding unvested stock options and RSUs can be found under “Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End”. The accelerated stock option values included in the above table represent the difference between the closing price of AptarGroup’s common stock on the New York Stock Exchange on December 29, 2006 (“Closing Price”) which was $59.04 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

The employment agreements of Messrs. Siebel and Pfeiffer provide for cash payments equal to base salary less standard social security benefits paid over a period of twelve months should they become disabled and this total is presented in the above table. The employment agreements of Messrs. Hagge and Ruskoski provide for payments equal to 66.67% of their base salaries while they are disabled, until they reach the age of 65. Such payments to Messrs. Hagge and Ruskoski are covered under an insurance policy paid for by AptarGroup. The cash payment amounts included in the above table for Messrs. Hagge and Ruskoski represent one year of disability payments under this scenario. In addition, AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

The employment agreements of Messrs. Siebel and Pfeiffer provide for cash payments equal to their monthly base salary for a period of three months should they become deceased. The employment agreements of Messrs. Hagge and Ruskoski provide for a death benefit equal to their annual base salary. AptarGroup provides Mr. Meshberg with life insurance coverage with a benefit of $1 million. AptarGroup’s employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

The named executives are not entitled to additional benefits if there is a CIC without termination other than the acceleration of equity award vesting that is triggered by the CIC event. However, pursuant to Mr. Meshberg’s employment agreement, a CIC event allows him to terminate his employment for good reason.

Non-compete Information

The employment agreements of Messrs. Hagge, Meshberg, and Ruskoski contain noncompetition and nonsolicitation clauses. The agreements for Messrs. Hagge and Ruskoski require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that they will not i) compete directly or indirectly with the Company or ii) solicit employees or customers of the Company. Mr. Meshberg’s agreement requires that through the last day of the period during which he receives payment in accordance with the termination provisions in his contract (the “Noncompetition Period”), he is prohibited from competing with the Company or soliciting employees of the Company. If the Noncompetition Period does not extend for at least one year following termination, the Company may extend the Noncompetition Period so that it will end no later than one year after termination provided that the Company pays to Mr. Meshberg amounts equal to the salary he would have received had he remained employed during this one year period.

Tax Gross-Ups

The employment agreements of Messrs. Hagge and Ruskoski provide for tax gross-up payments if excise taxes are triggered in connection with any termination-related compensation. Based on current information, none of the compensation under any of the termination scenarios would trigger excise taxes and, therefore, no tax gross-up amounts would be necessary.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits”.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2006, relating to AptarGroup’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
	Number of		Remaining Available
	Securities to Be		for Future Issuance
	Issued Upon	Weighted Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(excluding
	Options, Warrants	Options, Warrants	Securities
	and Rights	and Rights	reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	3,781,787 (2)	$37.52 (3)	1,474,900

(1)	Plans approved by stockholders include the AptarGroup Stock Awards Plans and Director Stock Option Plans.

(2)	Includes 7,850 restricted stock units.

(3)	Restricted stock units are excluded when determining the weighted average exercise price of outstanding options.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table contains information with respect to the beneficial ownership of common stock, as of March 8, 2007, by (a) the persons known by AptarGroup to be the beneficial owners of 5% or more of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

Security Ownership of Certain Beneficial Owners, Directors and Management
	Shares Owned
			Options Exercisable
	Number of		Within 60 Days of
Name	Shares (1)	Percentage (2)	March 8, 2007
Neuberger & Berman LLC (3) 605 Third Avenue New York, NY 10158	4,243,977	12.3	—
State Farm Mutual Automobile Insurance Company (4) One State Farm Plaza Bloomington, IL 61710	2,790,611	8.1	—
Barclays Global Investors, N.A. (5) 45 Fremont Street San Francisco, CA 94105	1,737,330	5.0	—
Stefan A. Baustert	4,000	*	4,000
Alain Chevassus	11,250	*	4,000
Rodney L. Goldstein (6)	10,000	*	8,000
Ralph Gruska	8,400	*	7,000
Leo A. Guthart (7)	55,010	*	12,000
Stephen J. Hagge (8)	214,373	*	190,333
King W. Harris (9)	252,806	*	12,000
Emil D. Meshberg	202,904	*	79,333
Peter H. Pfeiffer	868,729	2.5	381,668
Eric S. Ruskoski	103,188	*	96,333
Carl A. Siebel (10)	527,187	1.5	432,000
Dr. Joanne C. Smith (11)	16,874	*	16,000
All Directors, Director Nominees and Executive Officers as a Group (20 persons) (12)	2,878,906	7.9	1,738,501

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 8, 2007.

(2)	Based on 34,626,223 shares of common stock outstanding as of March 8, 2007 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)	The information as to Neuberger & Berman LLC and related entities (“Neuberger & Berman”) is derived from a statement 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the sole power to vote 78,884 shares, the shared power to vote 3,323,100 shares and the shared power to dispose of 4,243,977 shares.

(4)	The information as to State Farm Mutual Automobile Insurance Company and related entities (“State Farm”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 2,774,832 shares and the shared power to vote and dispose of 15,779 shares.

(5)	The information as to Barclays Global Investors, N.A. and related entities (“Barclays”) is derived from a statement on Schedule 13G with respect to the common stock, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Barclays has the sole power to dispose of 1,737,330 shares and the sole power to vote 1,613,724 shares.

(6)	Mr. Goldstein shares the power to vote and dispose of 2,000 shares.

(7)	Mr. Guthart shares the power to vote and dispose of 27,878 shares.

(8)	Mr. Hagge shares the power to vote and dispose of 4,719 shares.

(9)	Mr. Harris shares the power to vote and dispose of 9,434 shares.

(10)	Mr. Siebel shares the power to vote and dispose of 95,187 shares.

(11)	Dr. Smith shares the power to vote and dispose of 704 shares.

(12)	Includes 146,113 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

Transactions with Related Persons

In 1999, AptarGroup acquired companies that were owned by Mr. Emil Meshberg and certain members of his family. Mr. Meshberg became an executive officer of AptarGroup immediately following the acquisitions and he continues to serve in such capacity. AptarGroup currently leases real estate from, makes license royalty payments to and sells products to entities related to Mr. Meshberg or certain members of his family. The transactions between AptarGroup and these entities were at arms-length and, in 2006, amounted to lease payments of approximately $192,000, license royalty payments of approximately $94,000 and sales of approximately $550,000.

Mr. Peter Pfeiffer owns 12.5% of the equity and occupies a paid supervisory board position with a packaging filling company located in Switzerland. In 2006, Mr. Pfeiffer received approximately $9,250 in director fees related to this position. In 2006, this company purchased approximately $197,500 of products from an AptarGroup subsidiary. It is expected that AptarGroup’s subsidiary will continue to sell product to this company in the normal course of business in 2007. Mr. Pfeiffer was not involved in the pricing, sales or purchasing decisions on these transactions.

Mr. Andreas Siebel is the son of Mr. Carl A. Siebel, the Company’s President and Chief Executive Officer and a Director of AptarGroup. In 2006, Mr. Andreas Siebel served in the capacity of Sales

Manager for one of AptarGroup’s European subsidiaries and received salary and bonus compensation of approximately $150,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2006 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of AptarGroup’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that in 2006, the following executive officers each reported on a Form 4 the following number of transactions that were not reported on a timely basis: Mr. Fourment (two transactions), Mr. Graf (one transaction), and Mr. Pfeiffer (one transaction).

Audit Committee Report

Management is responsible for AptarGroup’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

During the course of the fiscal year ended December 31, 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Committee provided advice to management during this process.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In addition, the Committee discussed with the independent registered public accounting firm’s independence from AptarGroup and its management, and the independent registered public accounting firm provided the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In considering the independence of AptarGroup’s independent registered public accounting firm, the Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Other Matters — Independent Registered Public Accounting Firm Fees”.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Leo A. Guthart (Chair)
Stefan A. Baustert
Rodney L. Goldstein
Ralph Gruska

Other Matters

Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP served as independent registered public accounting firm for the year ended December 31, 2006. The Audit Committee’s decision regarding the selection of the independent registered public accounting firm to audit AptarGroup’s consolidated financial statements for the year ending December 31, 2007 has not yet been made. It is expected that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if he or she should so desire, and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2006 and 2005 fiscal years and for other services rendered during the 2006 and 2005 fiscal years to AptarGroup and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

		% of		% of
Fee Category:	2006	Total	2005	Total

Audit Fees	$2,813,000	98%	$2,363,000	98%

Audit-Related Fees	23,000	1%	17,000	1%

Tax Fees	18,000	1%	33,000	1%

All Other Fees	8,000	—	—	—

Total Fees	$2,862,000	100%	$2,413,000	100%

Audit Fees primarily represent amounts billed for the audit of AptarGroup’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, statutory audit requirements at certain non-U.S. locations, and for work related to the attestation of management’s report on the effectiveness of internal controls over financial reporting according to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees include amounts related to consultations concerning financial accounting and reporting standards and new regulations.

Tax Fees primarily represent amounts billed for tax compliance and preparation services including federal, state and international tax compliance, assistance with tax audits and appeals, and tax work related to foreign entity statutory audits.

Other Fees represent the cost of reference materials.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit service to be performed by AptarGroup’s independent registered public accounting firm. These services are generally pre-approved by the entire Audit Committee.

Proxy Solicitation

AptarGroup will pay the cost of soliciting proxies for the annual meeting. Although AptarGroup has not engaged a proxy solicitor in connection with the 2007 annual meeting, AptarGroup may elect to do so and, in such case, would pay a customary fee for these services. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

AptarGroup’s Annual Report/Form 10-K for the year ended December 31, 2006 is being distributed with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

Stockholder Proposals

In order to be considered for inclusion in AptarGroup’s proxy materials for the 2008 annual meeting of stockholders, and in order for any stockholder to recommend a candidate for director to be considered by the Corporate Governance Committee, the proposal or candidate recommendation must be received at AptarGroup’s principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 22, 2007. In addition, AptarGroup’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must include with such recommendation any information that would be required by the Company’s Bylaws if the stockholder were making the nomination directly.

Stockholders at the 2007 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 8, 2007, who is entitled to vote at the annual meeting and who has given AptarGroup’s Secretary timely written notice, in proper form, of the stockholder’s proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2007 annual meeting must have been received by the Secretary on or after February 1, 2007 and on or prior to March 3, 2007. The 2008 annual meeting is expected to be held on April 30, 2008. A stockholder proposal or nomination intended to be brought before the 2007 annual meeting must be received by the Secretary on or after January 31, 2008 and on or prior to March 1, 2008. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup’s Bylaws.

By Order of the Board of Directors,

Stephen J. Hagge
Secretary

Crystal Lake, Illinois
March 22, 2007

475 W. TERRA COTTA AVENUE
SUITE E
CRYSTAL LAKE, IL 60014
VOTE BY INTERNET — www.proxyvote.com
*** AptarGroup encourages you to vote by Internet in order to reduce costs. ***
Use the Internet to vote and to request electronic delivery (e-mail) of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to enter your vote.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AptarGroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AptarGroup, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APTAG1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AptarGroup, Inc.

Nominees for Election of Directors:

1.	01) Alain Chevassus

02) Stephen J. Hagge

03) Carl A. Siebel

IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only.	YES ☐	NO ☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AptarGroup, Inc.
475 West Terra Cotta Ave., Suite E
Crystal Lake, IL 60014
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Ralph A. Poltermann and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 2, 2007, and at any adjournment or postponement thereof.
The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees. This proxy revokes any proxy previously given.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)